Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS
(WITH INDEPENDENT AUDITORS' REPORT THEREON)

CAVALRY BANCORP, INC.

DECEMBER 31, 2005, 2004 AND 2003

CAVALRY BANCORP, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

RAYBURN, BATES & FITZGERALD, P.C.
▬▬▬▬CERTIFIED PUBLIC ACCOUNTANTS▬▬▬▬
SUITE 300
5200 MARYLAND WAY
BRENTWOOD, TENNESSEE 37027
www.rbfcpa.com

INDEPENDENT AUDITORS’ REPORT

To the Audit Committee
of Cavalry Bancorp, Inc.
Murfreesboro, Tennessee

We have audited the accompanying consolidated balance sheets of Cavalry Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. As of and for the years ended December 31, 2005 and 2003, the Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cavalry Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Brentwood, Tennessee
March 7, 2006, except for
  Note 22, as to which the
  date is March 15, 2006

CAVALRY BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
	(Dollars in Thousands)
Assets:
Cash (Note 2)	$18,909	24,319
Interest-bearing deposits with other financial institutions	30,714	38,816
Cash and cash equivalents	49,623	63,135
Investment securities available-for-sale (Note 3)	41,008	42,183
Loans held for sale, at estimated fair value (Note 4)	1,170	2,501
Loans receivable, net (Notes 4 and 8)	505,834	430,526
Accrued interest receivable	2,725	1,985
Office properties and equipment, net (Note 5)	16,316	17,607
Required investment in stock of Federal Home Loan Bank and Federal Reserve Bank, at cost (Note 6)	3,354	3,125
Deferred tax asset, net (Note 9)	2,583	1,764
Foreclosed assets	54	16
Intangible asset	110	138
Bank owned life insurance	12,139	11,604
Goodwill	1,772	1,772
Other assets (Note 9)	1,636	2,314
Total assets	$638,324	578,670
Liabilities and Shareholders’ Equity
Liabilities:
Deposits: (Note 7)
Non-interest-bearing	$111,548	81,719
Interest-bearing	461,272	424,815
	572,820	506,534
Advances from Federal Home Loan Bank of Cincinnati (Note 8)	2,780	2,835
Dividends payable	-	11,332
Accrued expenses and other liabilities (Note 10)	4,181	4,136
Total liabilities	579,781	524,837
Shareholders’ equity (Notes 10, 11, 12 and 13):
Preferred stock, no par value:
Authorized - 250,000 shares, none issued or outstanding at December 31, 2005 and 2004	-	-
Common stock, no par value:
Authorized - 49,750,000 shares; issued and outstanding - 7,217,565 shares at December 31, 2005 and 2004	19,354	19,354
Retained earnings	39,766	34,598
Accumulated other comprehensive loss, net of taxes	(577)	(119)

Total shareholders’ equity	58,543	53,833

Total liabilities and shareholders’ equity	$638,324	578,670

Commitments and contingencies (Notes 1, 2, 10, 11, and 17)

See accompanying notes to consolidated financial statements.

CAVALRY BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(Dollars in Thousands, Except Per Share Amounts)
Interest and dividend income:
Loans	$29,632	23,183	20,267
Investment securities:
Taxable	1,296	1,315	1,286
Non-taxable	160	101	-
Time deposits with other financial institutions	435	59	1
Overnight deposits with other financial institutions	1,211	341	297
Other	171	69	85

Total interest and dividend income	32,905	25,068	21,936

Interest expense:
Deposits (Note 7)	9,190	5,458	5,518
Advances from Federal Home Loan Bank of Cincinnati	96	97	98

Total interest expense	9,286	5,555	5,616

Net interest income	23,619	19,513	16,320

Provision for loan losses (Note 4)	728	875	101

Net interest income after provision for loan losses	22,891	18,638	16,219

Non-interest income:
Servicing income	219	186	212
Gain on sale of loans, net	1,243	2,773	5,473
Gain on sale of investment securities, net	-	-	11
Deposit servicing fees and charges	5,768	5,362	4,596
Trust service fees	1,193	1,097	988
Commissions and other non-banking fees	2,739	2,477	2,452
Income from bank owned life insurance	535	296	387
Other	635	707	492

Total non-interest income	12,332	12,898	14,611

Non-interest expenses:
Salaries and employee benefits (Notes 10 and 11)	14,413	19,205	15,214
Occupancy expense	1,274	1,395	1,304
Supplies, communications and other office expenses	948	946	1,042
Advertising expense	379	578	501
Professional fees	1,121	1,033	515
Equipment and service bureau expense	4,028	3,507	2,989
Loss on sale of investment securities, net	-	22	-
Other	2,004	1,887	1,806

Total non-interest expenses	24,167	28,573	23,371

Income before income tax expense	11,056	2,963	7,459

Income tax expense (Note 9)	3,723	2,534	2,965

Net income	$7,333	429	4,494

Basic earnings per share (Note 14)	$1.02	0.07	0.70

Diluted earnings per share (Note 14)	$1.00	0.06	0.67

See accompanying notes to consolidated financial statements.

CAVALRY BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(Dollars in Thousands)

Net income	$7,333	429	4,494

Other comprehensive loss, net of tax (Note 20):

Unrealized loss on investment securities available-for-sale	(458)	(111)	(130)

Comprehensive income	$6,875	318	4,364

See accompanying notes to consolidated financial statements.

CAVALRY BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years Ended December 31, 2005, 2004 and 2003

	Common Shares	Common Stock	Retained Earnings	Unallocated ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total
	(Dollars in Thousands, Except Per Share Amounts)

Balance, December 31, 2002	6,830,679	$9,138	43,543	(3,057)	122	49,746
Net income	-	-	4,494	-	-	4,494
Change in valuation allowance for investment securities available-for-sale, net of income taxes of $81	-	-	-	-	(130)	(130)
ESOP shares committed for release (Note 10)	-	1,066	-	684	-	1,750
Purchase and retirement of common stock (Note 12)	(28,112)	(461)	-	-	-	(461)
Proceeds and accompanying tax benefit from issuance of common stock as a result of stock options exercised (Note 11)	32,306	432	-	-	-	432
Dividends ($0.22 per share)	-	-	(1,404)	-	-	(1,404)
Balance, December 31, 2003	6,834,873	10,175	46,633	(2,373)	(8)	54,427
Net income	-	-	429	-	-	429
Change in valuation allowance for investment securities available-for-sale, net of income taxes of $69	-	-	-	-	(111)	(111)
ESOP shares committed for release (Note 10)	-	4,257	-	2,373	-	6,630
Purchase and retirement of common stock (Note 12)	(132,043)	(2,044)	-	-	-	(2,044)
Proceeds and accompanying tax benefit from issuance of common stock as a result of stock options exercised (Note 11)	514,735	6,966	-	-	-	6,966
Dividends ($1.75 per share)	-	-	(12,464)	-	-	(12,464)
Balance, December 31, 2004	7,217,565	19,354	34,598	-	(119)	53,833
Net income	-	-	7,333	-	-	7,333
Change in valuation allowance for investment securities available-for-sale, net of income taxes of $299	-	-	-	-	(458)	(458)
Dividends ($0.30 per share)	-	-	(2,165)	-	-	(2,165)
Balance, December 31, 2005	7,217,565	$19,354	39,766	-	(577)	58,543

See accompanying notes to consolidated financial statements.

CAVALRY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(Dollars in Thousands)
Operating activities:
Net income	$7,333	429	4,494
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	728	875	101
Loss (gain) on sales of foreclosed assets, net	(16)	3	14
Gain on sales of loans, net	(1,243)	(2,773)	(5,473)
Gain on sale of office properties and equipment	(16)	(25)	-
Loss (gain) on sale of investment securities, net	-	22	(11)
Depreciation and amortization on office properties and equipment	2,114	1,711	1,772
Amortization of intangible asset	28	28	27
Allocation of ESOP shares at fair value	-	6,630	1,750
Tax benefit realized on exercise of non-qualified stock options	-	1,523	107
Compensation cost related to stock options	-	138	-
Net amortization of investment securities premiums and discounts	175	241	273
Accretion of deferred loan origination fees	(1,187)	(1,137)	(1,027)
Loan fees collected	1,253	1,110	1,389
Deferred income tax provision (benefit)	(520)	(390)	100
Increase in cash surrender value of bank owned life insurance	(535)	(296)	(387)
Stock dividends on Federal Home Loan Bank stock	(125)	(98)	(92)
Proceeds from sales of loans	63,961	133,258	241,917
Origination of loans held for sale	(61,387)	(130,338)	(221,292)
Increase in accrued interest receivable	(740)	(317)	(91)
Decrease (increase) in other assets	678	(880)	(529)
Increase (decrease) in accrued expenses and other liabilities	45	947	(319)
Net cash provided by operating activities	10,546	10,661	22,723
Investing activities:
Increase in loans receivable, net	$(76,573)	(81,001)	(50,715)
Principal payments on investment securities available-for-sale	6,159	3,839	11,098
Proceeds from the sales of office properties and equipment	102	33	3
Purchases of investment securities available-for-sale	(15,216)	(65,077)	(82,077)
Proceeds from maturities of investment securities available-for-sale	9,300	26,030	50,789
Proceeds from sales of investment securities available-for-sale	-	47,705	2,520
Purchases of office properties and equipment	(909)	(895)	(2,098)
Proceeds from sale of foreclosed assets	449	20	553
Purchase of bank owned life insurance	-	(3,000)	-
Purchase of stock in Federal Reserve Bank	(104)	(35)	(26)
Net cash used in investing activities	(76,792)	(72,381)	(69,953)
Financing activities:
Net increase in deposits	66,286	52,277	46,505
Repayment of advances from Federal Home Loan Bank of Cincinnati	(55)	(54)	(55)
Retirement of common stock	-	(2,044)	(461)
Proceeds from exercise of stock options	-	5,305	325
Dividends paid	(13,497)	(1,542)	(1,333)
Net cash provided by financing activities	52,734	53,942	44,981
Decrease in cash and cash equivalents	(13,512)	(7,778)	(2,249)
Cash and cash equivalents, beginning of year	63,135	70,913	73,162
Cash and cash equivalents, end of year	$49,623	63,135	70,913

See accompanying notes to consolidated financial statements

CAVALRY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(Dollars in Thousands)
Supplemental Disclosures of Cash Flow Information:

Payments during the period for:
Interest	$8,957	5,439	5,678
Income taxes	$3,600	2,195	3,565

Supplemental Disclosures of Noncash Investing and Financing Activities:

Foreclosures and in substance foreclosures of loans during year	$471	39	416
Loans charged off to the allowance for loan losses	$457	599	336
Net unrealized losses on investment securities available-for-sale	$(757)	(180)	(211)
Increase in deferred tax asset related to unrealized loss on investments	$299	69	81
Equipment transfers accounted for as compensation	$81	-	-
Dividends declared and payable	$-	11,332	410

See accompanying notes to consolidated financial statements

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

 (1)      Summary of Significant Accounting Policies:
Nature of Operations and Customer Concentration
Cavalry Bancorp, Inc. (the “Corporation”) is a bank holding company incorporated in the state of Tennessee. The Company’s principal business activities are conducted through its wholly-owned subsidiary, Cavalry Banking (the “Bank”), which is a state chartered commercial bank engaged in the business of accepting deposits and providing mortgage, consumer, construction and commercial loans to the general public through its retail banking offices. The Bank’s business activities are primarily limited to within Rutherford County and adjacent counties of Tennessee. The Bank is subject to competition from other financial institutions. Deposits at the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank is subject to comprehensive regulation, examination and supervision by the Tennessee Department of Financial Institutions (“TDFI”), the Board of Governors of the Federal Reserve System (“FRB”) and the FDIC.

A substantial portion of the Bank’s loans and loan commitments are secured by real estate in the Middle Tennessee market. In addition, foreclosed real estate is located in this same market. Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate is susceptible to changes in local market conditions.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Definitive Merger Agreement with Pinnacle Financial Partners, Inc.
Effective September 30, 2005, the Company entered into a definitive merger agreement with Pinnacle Financial Partners, Inc. (Pinnacle) pursuant to which the Company will merge with and into Pinnacle with Pinnacle as the surviving corporation. Pursuant to the definitive merger agreement, Company shareholders will receive 0.95 shares of Pinnacle common stock for every one share of Company common stock owned by them at the effective time of the merger. Consummation of this merger is subject to the receipt of required regulatory approval and the satisfaction of other customary closing conditions. Subject to approval, the transaction is expected to be completed during the first quarter of 2006.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company, the Bank and its wholly-owned subsidiary Miller & Loughry Insurance and Services, Inc. and other insignificant subsidiaries (collectively the Company). Significant intercompany balances and transactions have been eliminated in consolidation under the equity method.

Accounting
The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices in the banking industry.

Estimates
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

Cash Equivalents
Cash equivalents include cash and demand and time deposits at other financial institutions, including federal funds sold, with remaining maturities of three months or less.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

 (1)      Summary of Significant Accounting Policies: (Continued)
Investment Securities
In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company is required to report debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (i) “held-to-maturity” (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost adjusted, in the case of debt securities, for the amortization of premiums and accretion of discounts; (ii) “trading” (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) “available-for-sale” (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported net of tax as a separate component of shareholders’ equity. At the time of new securities purchases, a determination is made as to the appropriate classification. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in shareholders’ equity, net of any tax effect. Realized gains or losses from the sale of securities are recognized upon realization using the specific identification method. Premiums and discounts on securities are amortized and accreted to income as an adjustment to the securities’ yields using the interest method.

Loans Receivable
Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using the interest method.

Loan origination and commitment fees, as well as certain origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans adjusted for estimated prepayments based on the Company’s historical prepayment experience, using a method that approximates the interest method. Loans are considered past due based on contractual terms. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is delinquent for 90 days or more unless such loans are well-secured and in the process of collection. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay. Generally, at the time a loan is placed on nonaccrual status, any unpaid interest previously accrued on these loans is reversed from income. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such cash received is applied as a reduction of principal. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt.

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

The Company follows the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. The pronouncements apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and installment loans.

Loans are considered to be impaired when, in management’s judgment, it is probable that the Company will be unable to collect the scheduled payments of principal or interest due under the contractual terms of the loan agreement. When conducting loan evaluations, management considers various factors such as historical loan performance, the financial condition of the borrower and adequacy of collateral to determine if a loan is impaired.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

 (1)      Summary of Significant Accounting Policies: (Continued)
Loans Receivable (Continued)
Loans not on nonaccrual status are classified as impaired in certain cases when there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness that might jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Company will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Company’s criteria for nonaccrual status.

The measurement of impaired loans generally is based on the present value of future cash flows discounted at the historical effective interest rate, except that collateral-dependent loans generally are measured for impairment based on the fair value of the collateral. When the measured amount of an impaired loan is less than the recorded investment in the loan, the impairment is recorded as a charge to income and a valuation allowance which is included as a component of the allowance for loan losses. The charge-off policy for impaired loans is similar to the charge-off policy for all loans in that loans are charged off when they are considered uncollectible.

Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value, which is determined by outstanding commitments from investors at the balance sheet date. These loans are valued on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method.

Foreclosed Assets
Foreclosed assets include property acquired through foreclosure and deeds in lieu of foreclosure. Property acquired by deed in lieu of foreclosure results when a borrower voluntarily transfers title to the Company in full settlement of the related debt in an attempt to avoid foreclosure. Foreclosed assets are valued at the date of acquisition and thereafter at the lower of fair value less costs to sell or the Company’s net investment in the loan and subsequent improvements to the property. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred. Gains or losses resulting from the disposition of property are recognized in the current period’s operations.

Office Properties and Equipment
Depreciation and amortization are provided over the estimated useful lives of the respective assets which range from 3 to 40 years. All office properties and equipment are recorded at cost and are depreciated on the straight-line method. Gain or loss on items retired or otherwise disposed of is credited or charged to operations and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.

Expenditures for major renewals and improvements of premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

Goodwill
In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is no longer amortized, but instead tested for impairment at least annually.

Intangible Asset
The intangible asset for insurance contracts is amortized using the straight-line method over the estimated period of benefit of eight years. The Company periodically evaluates the recoverability of the intangible asset and takes into account events or circumstances that warrant a revised estimate of the useful life or indicates that impairment exists.

Advertising
The Company expenses the production cost of advertising as incurred.

Income Taxes
Under the asset and liability method of SFAS No. 109, Accounting for Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance must be established.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(1)   Summary of Significant Accounting Policies: (Continued)
Income Taxes (Continued)
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company files consolidated federal income and combined state franchise and excise tax returns. All taxes are accrued on a separate entity basis.

During 2005, the Company underwent an Internal Revenue Service (IRS) examination covering tax year 2003. No material adjustments were recorded and no material tax penalties were assessed as a result of this examination.

Fair Values of Financial Instruments
SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Fair value estimates are made at a point in time, based on relevant market information and information about the financial instrument. Accordingly, such estimates involve uncertainties and matters of judgment and therefore cannot be determined with precision. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following are the more significant methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate those assets’ fair values, because they mature within 90 days or less and do not present credit risk concerns.

Investment securities available-for-sale: Fair values for investment securities available-for-sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: The fair values for loans receivable are estimated using discounted cash flow analysis which considers future repricing dates and estimated repayment dates, and further using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.

Loans held for sale: Fair value is based on investor commitments, or in the absence of such commitments, on current investor yield requirements.

Accrued interest receivable: Fair value is estimated to approximate the carrying amount because such amounts are expected to be received within 90 days or less and any credit concerns have been previously considered in the carrying value.

Deposits: The fair values disclosed for deposits with no stated maturity such as demand deposits, interest-bearing checking accounts and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit and other fixed maturity time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on such type accounts to a schedule of aggregated contractual maturities on such time deposits.

Advances from the FHLB: The fair value of these advances is estimated by discounting the future cash flows of these advances using the current rates at which similar advances could be obtained.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(1)   Summary of Significant Accounting Policies: (Continued)
Fair Value of Financial Instruments (Continued)
Commitments to extend credit: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreement and the present creditworthiness of the counterparties. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that the fair value of these instruments is not significant. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Sale and Servicing of Mortgage Loans
The Company sells mortgage loans for cash proceeds equal to the principal amount of the loans sold but with yield rates which reflect the current market rate. Gain or loss is recorded at the time of sale in an amount reflecting the difference between the contractual interest rates of the loans sold and the current market rate. Certain loans are sold with the servicing retained by the Company. Servicing income is recognized as collected and is based on the normal agency servicing fee as defined by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and other investor agreements. For mortgage servicing rights that are created through the origination of mortgage loans, and where the loans are subsequently sold or securitized with servicing rights retained, the Company allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. The Company periodically makes an assessment of capitalized mortgage servicing rights for impairment based on the current fair value of those rights.

Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. Mortgage servicing rights (MSRs) are amortized, as a reduction to loan service fee income, using the interest method over the estimated remaining life of the underlying mortgage loans. MSR assets are carried at fair value and impairment, if any, is recognized through a valuation allowance.

Earnings Per Share
Earnings per share (EPS) consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding plus dilutive common stock equivalents (CSE). CSE consists of dilutive stock options granted through the Company’s stock option plan. Common stock equivalents which are considered antidilutive are not included for the purposes of this calculation. During the fourth quarter of 2004, the Corporation had stock options that were not included in the quarterly computation of diluted earnings per share because their impact was antidilutive. For the years ended December 31, 2005, 2004 and 2003, all outstanding stock options were included in the computation of diluted earnings per share.

Employee Stock Ownership Plan
The Company accounted for the original issuance of its Employee Stock Ownership Plan (ESOP) as a component of equity recorded in a contra-equity account. Compensation expense was recognized over the allocation period based upon the fair value of shares committed to be released to employees. The Company accounted for the shares acquired by the ESOP in accordance with Statement of Position 93-6 and, therefore, shares controlled by the ESOP were not considered in the weighted average shares outstanding until the shares were committed to be released.

Stock Options
The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123 requires entities which continue to apply the provisions of APB Opinion No. 25 to provide pro-forma earnings per share disclosure for stock option grants made in 1995 and subsequent years as if the fair value based method defined in SFAS No. 123 had been applied.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(1)   Summary of Significant Accounting Policies: (Continued)
Stock Options (Continued)
SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB No. 123, provides that an entity that has transitioned to the accounting treatment prescribed by SFAS No. 123 may use the intrinsic value method in lieu of the fair value based method for determining the fair value of stock options at the date of grant. SFAS No. 148 requires disclosure in addition to SFAS No. 123 if APB opinion No. 25 is currently being applied.

The Company applies APB Opinion No. 25 and related interpretations in accounting for the plan. No compensation cost has been recognized for the Company’s stock option plan because the stock option price is equal to or greater than the fair value at the grant date. Following is a reconciliation of reported and pro forma net income and earnings per share had compensation cost for the plan been determined based on the fair value of SFAS No. 123, Accounting for Stock-Based Compensation, as amended:

	Year Ended December 31,
	2005	2004	2003
	(Dollars in Thousands, Except Per Share Amounts)
Net income:
As reported	$7,333	429	4,494

Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	-	138	-

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards granted, net of related tax effects	-	(870)	(365)

Pro forma net income (loss)	$7,333	(303)	4,129

Earnings (loss) per share:
Basic - as reported	$1.02	0.07	0.70
Basic - pro forma	1.02	(0.05)	0.64

Diluted - as reported	$1.00	0.06	0.67
Diluted - pro forma	1.00	(0.05)	0.62

Derivative Financial Instruments
The Bank has derivative financial instruments in the form of locked-rate mortgage loan commitments. The Bank records losses in current market value of these derivatives in the consolidated financial statements during the current period.

Off-Balance Sheet Financial Instruments
In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, standby letters of credit, and mortgage loan commitments. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Effect of New Accounting Pronouncements
On March 9, 2004, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 105, Application of Accounting Principles to Loan Commitments, stating that the fair value of loan commitments is to be accounted for as a derivative instrument under SFAS No. 133, but the valuation of such commitment should not consider expected future cash flows related to servicing of the future loan. The guidance in SAB 105 must be applied to interest rate locks initiated after March 31, 2004 and is to be applied prospectively. The adoption of SAB 105 did not have a material impact on the Company’s financial position, results of operations, or cash flows.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(1)   Summary of Significant Accounting Policies: (Continued)
Effect of New Accounting Pronouncements (Continued)
In March 2004, the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) released Issue 03-01, Meaning of Other Than Temporary Impairment, which addressed other-than-temporary impairment for certain debt and equity investments. The recognition and measurement requirements of Issue 03-01, and other disclosure requirements not already implemented, were effective for periods beginning after June 15, 2004. In September 2004, the FASB staff issued FASB Staff Position (FSP) EITF 03-1-1, which delayed the effective date for certain measurement and recognition guidance contained in Issue 03-01. The FSP requires the application of pre-existing other-than-temporary guidance during the period of delay until a final consensus is reached.

On November 3, 2005, FSP FAS Nos. 115-1 and FAS 124-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” was issued.  This FSP nullifies certain requirements of Issue 03-01 and supersedes EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.”  This FSP nullified the requirements of paragraphs 10-18 of Issue 03-01, carried forward the requirements of paragraph 8 and 9 of Issue 03-01 with respect to cost-method investments and carries forward the disclosure requirements included in paragraphs 21 and 22 of Issue 03-01 and related examples.  The guidance in this FSP shall be applied to reporting periods beginning after December 15, 2005. The adoption of this FSP in 2006 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB revised SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. The provisions of this statement are effective (as amended by the SEC) for annual fiscal reporting periods beginning after June 15, 2005. SFAS No. 123R requires an entity to recognize compensation expense based on an estimate of the number of awards expected to actually vest, exclusive of awards expected to be forfeited. The adoption of SFAS No. 123R is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107, Share-Based Payment, providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R, and the disclosures in MD&A subsequent to the adoption. The Company will provide SAB 107 required disclosures upon adoption of SFAS No. 123R on January 1, 2006.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which changes the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS No. 154 is effective for accounting changes made in the Company’s fiscal year beginning January 1, 2006. The adoption of SFAS No. 154 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2005, the FASB issued Statement of Position (SOP) 94-6-1, Terms of Loan Products That May Give Rise to a Concentration of Credit Risk, which addresses the disclosure requirements for certain nontraditional mortgage and other loan products, the aggregation of which may constitute a concentration of credit risk under existing accounting literature.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

 (1)      Summary of Significant Accounting Policies: (Continued)
Effect of New Accounting Pronouncements (Continued)
Pursuant to this SOP, the FASB’s intentions were to reemphasize the adequacy of such disclosures and noted that the recent popularity of certain loan products such as negative amortization loans, high loan-to-value loans, interest only loans, teaser rate loans, option adjusted rate mortgage loans and other loan product types may aggregate to the point of being a concentration of credit risk to an issuer and thus may require enhanced disclosures under existing guidance. This SOP was effective immediately. The Company has evaluated the impact of this SOP and has concluded that the disclosures are consistent with the objectives of the SOP.

Reclassification
Certain 2004 and 2003 amounts have been reclassified to conform to the December 31, 2005 presentation.

(2)   Cash:
The Company is required to maintain cash on hand or in the FRB account for various regulatory purposes. During 2005 and 2004, such required cash averaged approximately $2,211,000 and $5,158,000, respectively.

(3)   Investment Securities Available-for-Sale:
The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 2005 and 2004 are as follows:

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in Thousands)

Collateralized mortgage obligations and mortgage-backed securities	$32,792	-	773	32,019
State and political subdivisions	8,741	-	177	8,564
Certificate of deposit	100	-	-	100
Other security	325	-	-	325
	$41,958	-	950	41,008

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in Thousands)

Obligations of U.S. Government agencies	$9,297	1	3	9,295
Collateralized mortgage obligations and mortgage-backed securities	29,459	32	227	29,264
State and political subdivisions	3,195	18	14	3,199
Certificate of deposit	100	-	-	100
Other security	325	-	-	325
	$42,376	51	244	42,183

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(3)       Investment Securities Available-for-Sale: (Continued)
The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2005 by contractual maturity, are shown below.
	Amortized Cost	Estimated Fair Value
	(Dollars in Thousands)
State and political subdivisions and certificate of deposit:
Maturing within one through five years	$1,452	1,411
Maturing within five through ten years	3,084	3,049
Maturing after ten years	4,305	4,204
	8,841	8,664

Collateralized mortgage obligations and mortgage-backed securities	32,792	32,019
Other security	325	325
	$41,958	41,008

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2004 by contractual maturity, are shown below.

	Amortized Cost	Estimated Fair Value
	(Dollars in Thousands)
Obligations of U.S. Government agencies, state and political subdivisions and certificate of deposit:
Maturing within one year	$9,095	9,093
Maturing within one through five years	780	771
Maturing within five through ten years	2,717	2,730
	12,592	12,594

Collateralized mortgage obligations and mortgage-backed securities	29,459	29,264
Other security	325	325
	$42,376	42,183

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2005 are as follows:

	Less than 12 months		12 months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(Dollars in Thousands)
Collateralized mortgage obligations and mortgage-backed securities	$15,930	253	16,089	520	32,019	773
State and political subdivisions	7,580	141	984	36	8,564	177

At December 31, 2005, the Company had 74 securities in a loss position. Management does not believe any individual unrealized loss as of December 31, 2005 represents an other-than-temporary impairment. These unrealized losses are primarily attributable to changes in interest rates and individually were 4.25% or less of their respective amortized cost basis. The Company has both the intent and ability to hold the securities contained in the previous table for a time necessary to recover the amortized cost.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(3)   Investment Securities Available-for-Sale: (Continued)
Certain securities, with amortized cost of $24.5 million and estimated fair value of $23.9 million at December 31, 2005 and amortized cost of $28.1 million and estimated fair value of $28.0 million at December 31, 2004, were pledged as collateral as permitted or required by law.

During 2005, the Company did not sell any securities classified as available-for-sale. The Company sold investment securities classified as available-for-sale for proceeds of $47.7 million resulting in gross gains of $95,000 and gross losses of $117,000 during 2004. The Company sold investment securities classified as available-for-sale for proceeds of $2.5 million resulting in gross gains of $11,000 during 2003.

(4)   Loans Receivable:
The composition of the loan portfolio as of December 31, 2005 and 2004 is presented as follows:

	2005	2004
	(Dollars in Thousands)

Commercial	$214,588	183,129
Real estate loans held for sale	1,170	2,501
Real estate - mortgage	104,008	112,244
Real estate - construction	153,542	95,449
Installment and other consumer	40,180	45,739
	513,488	439,062
Less deferred loan fees, net	(1,237)	(1,172)
Less allowance for loan losses	(5,247)	(4,863)
	$507,004	433,027

Loans serviced for the benefit of others totaled approximately $36.0 million, $37.1 million and $40.9 million at December 31, 2005, 2004 and 2003, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing.

Qualified one-to-four family first mortgage loans are pledged to the Federal Home Loan Bank of Cincinnati as discussed in Note 8.

Impaired loans and related valuation allowance amounts at December 31, 2005 and 2004 were as follows:

	2005	2004
	(Dollars in Thousands)

Recorded investment	$2,692	2,566
Valuation allowance	$886	840

The average recorded investment in impaired loans for the years ended December 31, 2005, 2004 and 2003 was $2,628,000, $2,307,000 and $4,419,000, respectively. Interest income recognized on impaired loans was not significant during the years ended December 31, 2005, 2004 and 2003. The Company records interest as earned on impaired loans unless non-accrual status is reached.

Activity in the allowance for loan losses consisted of the following:

	2005	2004	2003
	(Dollars in Thousands)

Balance at beginning of period	$4,863	4,525	4,657
Provision for loan losses	728	875	101
Recoveries	113	62	103
Charge-offs	(457)	(599)	(336)
Balance at end of period	$5,247	4,863	4,525

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(4)       Loans Receivable: (Continued)
Non-accrual loans totaled approximately $911,000 and $748,000 at December 31, 2005 and 2004, respectively. Interest income foregone on such loans was not significant during the years ended December 31, 2005, 2004 and 2003. The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis.

There were no loans three months or more past due which were still accruing interest as of December 31, 2005 and 2004.

The Company originates loans to officers and directors and their affiliates at terms substantially identical to those available to other borrowers. Loans to officers and directors and their affiliates at December 31, 2005 and 2004 were approximately $4,330,000 and $4,923,000, respectively. At December 31, 2005, funds committed that were undisbursed to officers and directors and their affiliates approximated $5,831,000.

The following summarizes activity of loans to officers and directors for the years ended December 31, 2005 and 2004:

	2005	2004
	(Dollars in Thousands)

Balance at beginning of period	$4,923	1,922
New loans	6,819	11,324
Principal repayments	(7,412)	(8,323)

Balance at end of period	$4,330	4,923

(5)   Office Properties and Equipment, Net:
Office properties and equipment, less accumulated depreciation and amortization, consisted of the following at December 31, 2005 and 2004:

	2005	2004
	(Dollars in Thousands)

Land	$3,855	3,855
Office buildings	13,063	12,809
Furniture, fixtures, and equipment	13,604	13,017
Leasehold improvements	512	481
Automobiles	73	109
Construction in process	-	108
	31,107	30,379
Less accumulated depreciation and amortization	14,791	12,772
Office properties and equipment, net	$16,316	17,607

(6)   Required Investment in Stock of Federal Home Loan Bank and Federal Reserve Bank:
The Bank is a member of the FHLB. As a member of this system, the Bank is required to maintain an investment in capital stock of the FHLB - Cincinnati in an amount equal to the greater of 1% of residential mortgage loans and mortgage-backed securities, or .3% of total assets of the Bank. At December 31, 2005, no additional investments are required. No ready market exists for the stock, and it has no quoted market value, but may be redeemed for face value by the FHLB if the Bank withdraws its membership. Accordingly, this investment is carried at the Bank’s historical cost.

The Corporation and the Bank are members of the Federal Reserve System. Membership requirements for the Corporation and the Bank are set forth in Regulation Y and Regulation H, respectively. The Bank is required to own stock in the FRB to be a member of the Federal Reserve System. No ready market exists for the stock, and it has no quoted market value, but may be redeemed for face value by the FRB if the Bank withdraws its membership. Accordingly, this investment is carried at the Bank’s historical cost.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(7)      Deposits:
Deposit account balances at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
	(Dollars in Thousands)

Non-interest bearing	$111,548	81,719
Interest-bearing demand	224,471	232,126
Savings deposits	25,429	23,083
Certificates of deposit	211,372	169,606
	$572,820	506,534

The aggregate amount of certificates of deposit each with a minimum denomination of $100,000 was $106,012,000 and $76,166,000 as of December 31, 2005 and 2004, respectively.

The aggregate amount of overdrafts reclassified as loans receivable was $589,000 and $2.9 million at December 31, 2005 and 2004, respectively.

As of December 31, 2005, the scheduled maturities of certificates of deposit were as follows:

Year Ended December 31,	Amount at Stated Maturity
(Dollars in Thousands)

2006	$ 109,344
2007	62,404
2008	17,058
2009	10,985
2010	11,571
Thereafter	10
$ 211,372

Interest expense on deposit balances for the years ended December 31, 2005, 2004 and 2003 is summarized as follows:

	2005	2004	2003
	(Dollars in Thousands)

Savings deposits	$63	43	64
Interest-bearing demand	2,657	1,322	1,143
Certificates of deposit	6,470	4,093	4,311

	$9,190	5,458	5,518

(8)   Advances from the Federal Home Loan Bank of Cincinnati:
FHLB advances are summarized as follows:

	December 31,
	2005		2004
Type of Advances	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in Thousands, Except Percentages)

Fixed-rate	$2,780	3.42%	2,835	3.37%

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(8)   Advances from the Federal Home Loan Bank of Cincinnati: (Continued)
Scheduled maturities of FHLB advances as of December 31, 2005 are as follows:

Year Ended December 31,	Amount at Stated Maturity
(Dollars in Thousands)

2006	$ 1,054
2007	1,054
2008	54
2009	54
2010	54
Thereafter	510
$ 2,780

The Bank has an approved line of credit of $50,000,000 at December 31, 2005 which is secured by a blanket agreement to maintain residential first mortgage loans with a principal value of 125% of the outstanding advances and has a variable interest rate. The Bank also has a standby letter of credit with the FHLB of $50,000,000, of which $30,000,000 has been issued as of December 31, 2005. The Company can increase its borrowings from the FHLB by $46,236,000 at December 31, 2005.

(9)  Income Taxes:
The components of income tax expense (benefit) are as follows:

	2005	2004	2003
	(Dollars in Thousands)
Current income tax expense:
Federal	$3,462	2,422	2,338
State	781	502	527
Total current income tax expense	4,243	2,924	2,865
Deferred income tax expense (benefit):
Federal	(438)	(327)	89
State	(82)	(63)	11
Total deferred income tax expense (benefit)	(520)	(390)	100
Income tax expense	$3,723	2,534	2,965

The following table presents a reconciliation of the provision for income taxes as shown in the consolidated statements of income with that which would be computed by applying the statutory federal income tax rate of 35% to income before income taxes.

	2005		2004		2003
	(Dollars in Thousands, Except Percentages)
Tax expense at statutory rates	$3,870	35.0%	1,007	34.0	2,536	34.0
Increase (decrease) in taxes resulting from:
State income tax, net of federal effect	455	4.1	290	9.8	355	4.8
ESOP dividend deduction	(427)	(3.9)	-	-	-	-
Nondeductible compensation	-	-	1,325	44.7	291	3.9
Increase in bank owned life insurance	(187)	(1.7)	(100)	(3.4)	(132)	(1.8)
Tax-free income	(30)	(0.3)	(26)	(0.9)	-	-
Other, net	42	0.5	38	1.3	(85)	(1.1)
Total income tax expense	$3,723	33.7%	2,534	85.5	2,965	39.8

In years ended December 31, 1995 and prior, the Bank was allowed under the Internal Revenue Code to deduct, subject to certain conditions, an annual addition to a reserve for bad debts (reserve method) in determining taxable income. Legislation enacted in August 1996 repealed the reserve method effective for the Bank for the year ended December 31, 1996. Therefore, retained earnings at December 31, 2005 and 2004 includes approximately $2,861,000 which represents such bad debt deductions for which no deferred income taxes have been provided.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(9)   Income Taxes: (Continued)
The tax effects of temporary differences that give rise to the significant portions of deferred tax assets and liabilities at December 31, 2005 and 2004, are as follows:

	2005	2004
	(Dollars in Thousands)
Deferred tax assets:
Loans receivable, allowance for loan losses	$2,031	1,835
Deferred loan fees	485	449
Deferred compensation	611	444
ESOP limitation	-	198
Merger-related expense	154	-
Unrealized loss on investment securities	373	74
Other	19	24
Total deferred tax asset	3,673	3,024
Deferred tax liabilities:
FHLB stock	698	634
Office properties and equipment	388	623
Other	4	3
Total deferred tax liability	1,090	1,260
Net deferred tax asset	$2,583	1,764

SFAS No. 109, Accounting for Income Taxes, requires that the tax benefit of deductible temporary differences be recorded as an asset to the extent that management assesses the utilization of such temporary differences to be “more likely than not.” In accordance with SFAS No. 109, the realization of tax benefits of deductible temporary differences depends on whether the Company has sufficient taxable income within the carryback and carryforward period permitted by tax law to allow for utilization of the deductible amounts. Taxable income in the carryback period and estimates of taxable income in the carryforward period were expected to be sufficient to utilize such differences. As such, no valuation allowance was established at December 31, 2005 and 2004.

(10)     Employee Benefit Plans:
401(k) Plan - The Company sponsors a 401(k) plan, which is available to all employees who meet minimum eligibility requirements. Participants may generally contribute up to 15% of earnings, and, in addition, management will match employee contributions up to 4%. Additionally, management may make a discretionary contribution up to 2% of employees’ earnings to the Plan on the employees’ behalf. For the years ended December 31, 2005 and 2003, this discretionary contribution was made. For the year ended December 31, 2004, no discretionary contribution was made. Expense related to Company contributions amounted to $518,000, $372,000 and $476,000 in the years ended December 31, 2005, 2004 and 2003, respectively.

Employee Stock Ownership Plan - The Cavalry Banking ESOP is a noncontributory retirement plan adopted by the Company effective January 1, 1998 which includes all employees who meet minimum eligibility requirements. The ESOP acquired 603,060 shares of the Corporation’s common stock at the time of conversion at a price of $10 per share with proceeds of a loan from the Corporation in the amount of approximately $6,031,000. The Bank made periodic cash contributions to the ESOP in an amount sufficient for the ESOP to make the scheduled payments under the note payable to the Corporation. In connection with a cash distribution, the ESOP received approximately $4.5 million on its shares of the Corporation’s common stock. The ESOP purchased an additional 321,305 shares with the proceeds.

The off-balance sheet note payable had a term of 12 years, bore interest at 8.5% and required a level quarterly payment of principal and interest of approximately $202,000. The note was collateralized by the shares of common stock held by the ESOP. The note payable was paid in full during 2004, thereby releasing the remaining encumbered shares.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(10)    Employee Benefit Plans: (Continued)
As the note was repaid, shares were released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral were then allocated to participants based upon compensation. Compensation expense was determined by multiplying the per share market price of the Corporation’s stock at the time the shares were committed to be released by the number of shares to be released. The value of the released shares was recorded at cost as a deduction to common stock and the value of the released shares at market was recorded as an addition or deduction to unallocated ESOP shares.

The Company recognized approximately $6,516,000 and $1,668,000 in compensation expense in the years ended December 31, 2004 and 2003, respectively, related to the ESOP, of which approximately $2,373,000 and $684,000 reduced the cost of unallocated ESOP shares and $4,143,000 and $984,000 increased common stock on the consolidated balance sheets, respectively. Dividends on allocated ESOP shares of approximately $114,000 and $82,000 were utilized to release unallocated shares. As a result of repayment of the note payable and release of the shares during 2004, the Company recorded a one-time, pre-tax charge of $5,144,000. No compensation expense related to the ESOP was recognized during the year ended December 31, 2005 as a result of the repayment of the note payable during 2004.

The cost of the unallocated shares was reflected as a reduction of equity. Unallocated shares were considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares were reflected as a reduction in the note payable. The ESOP held 729,531 and 814,213 allocated shares at December 31, 2005 and 2004, respectively. Shares released or committed to be released for allocation during the years ended December 31, 2004 and 2003 totaled 361,812 and 105,870, respectively. At December 31, 2005 and 2004, there were no shares remaining that were not released or committed to be released for allocation.

Supplemental Retirement Plan - During 2002, the Company adopted a nonqualified noncontributory Supplemental Retirement Plan (the “Retirement Plan”) for certain of the directors and executive officers of the Company and the Bank. The Company invests in and is the owner of single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the accumulated gains on the policy allocated to such participant, if any, will be distributed to the participant in equal installments for 15 years (the “Primary Benefit”). In addition, any annual gains after the retirement date of the participant will be distributed on an annual basis for the lifetime of the participant (the “Secondary Benefit”). The vesting period for the Retirement Plan is the later of five years or an individual specified age.

The Retirement Plan also provides the participants with death benefits, which is a percentage of the net death proceeds for the policy, if any, applicable to the participant. The death benefits are not taxable to the Company or the participant’s beneficiary.

The Retirement Plan contains provisions that provide for certain accelerated payments upon a change of control of the Company. If a participant ceases to be an employee or director of the Bank prior to his normal retirement date but after a change of control, the Company will be obligated to pay the retirement benefits accrued under the Retirement Plan for the participants calculated as if the participant has reached his or her normal retirement age with the Company. As a result of the pending merger with Pinnacle, the benefits of two executive officers were accelerated resulting in a pre-tax charge of $1.2 million in the fourth quarter of 2005. This acceleration resulted in the officers’ remaining benefits, excluding death benefits, to be terminated. If the merger with Pinnacle is consummated, the Company expects to record an additional expense of approximately $3.5 million.

The Company recognized approximately $1,989,000, $339,000 and $515,000 in compensation expense in the years ended December 31, 2005, 2004 and 2003, respectively, related to the Retirement Plan.

(11)    Stock Compensation Plans:
Stock Option Plan - On April 22, 1999, the Company’s stockholders approved the Cavalry Bancorp, Inc. 1999 Stock Option Plan (SOP). The SOP allows the granting to management and directors the option to purchase common stock of the Company (options) aggregating to 753,825 shares. All employees and non-employee directors are eligible to participate in the SOP. Each option has a term of 10 years and the exercise price of each option is equal to the fair market value of the shares on the date of the grant. Options vest in equal installments over a five-year period.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(11)     Stock Compensation Plans: (Continued)
If the merger with Pinnacle is consummated, each outstanding Cavalry stock option will be assumed by Pinnacle as of the completion of the merger and will be converted automatically into an option to purchase common stock of Pinnacle. The number of shares of common stock underlying the new option will equal the number of shares of Cavalry common stock for which the corresponding Cavalry option was exercisable, multiplied by 0.95 and rounded down to the nearest whole share. The per share exercise price of each new Pinnacle option will equal the exercise price of the corresponding Cavalry option divided by 0.95 and rounded down to the nearest one cent. All other terms of the Cavalry stock options will remain unchanged after the conversion.

During 2004, the Company accelerated the vesting of all unvested management and director stock options which resulted in a charge of approximately $138,000. This charge represents the value of shares that would have remained unexercised had the plan not been modified. No compensation expense related to the SOP was recognized during 2005.

The following is an analysis of stock option activity:
	Options Available For Grant	Options Outstanding	Weighted Average Exercise Price

Balance, December 31, 2003	24,230	696,347	10.11

Granted	(24,230)	24,230	15.55
Exercised	-	(514,735)	10.31
Forfeited	-	-	-

Balance, December 31, 2004	-	205,842	10.26

Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-

Balance, December 31, 2005	-	205,842	10.26

The following is a summary of stock options outstanding at December 31, 2005:

Exercise Price	Weighted Average Remaining Contractual Life (Years)	Options Outstanding	Options Exercisable
$ 10.63	5.0	92,688	92,688
10.00	5.6	46,999	46,999
9.75	5.6	62,575	62,575
13.00	6.5	3,580	3,580
10.26	5.4	205,842	205,842

No options were granted during the years ended December 31, 2005 and 2003. The weighted average fair value of options granted in the year ended December 31, 2004 was $2.78 per share. The fair value of the option grant is estimated on the date of grant using an option pricing model with the following assumptions:

	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Dividend yield	-	1.54%	-
Risk-free interest rate	-	3.48%	-
Expected volatility	-	29%	-
Expected life (years)	-	3	-

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003
(12)    Equity:
Liquidation Account
At the time of the conversion from mutual to a stock form of ownership, the Bank established a liquidation account for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases do not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder is entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held before any distribution may be made to the Corporation with respect to the Bank’s capital stock.

Dividends
The Corporation’s sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank. FRB policy provides that a bank holding company should not pay dividends unless (i) the dividends can be fully funded out of net income from the company’s net earnings over the prior year and (ii) the prospective rate of earnings retention appears consistent with the Corporation’s (and its subsidiaries’) capital needs, asset quality and overall financial condition. Tennessee law provides that a state bank may not declare dividends in any calendar year that exceeds the total of its net income of that year combined with its retained net income of the preceding two years without the prior approval of the Commissioner of the Tennessee Department of Financial Institutions. In no case will the Bank be allowed to make a capital distribution reducing equity below the required balance of the liquidation account. No dividends were paid to the Corporation by the Bank during the years ended December 31, 2005 and 2003. The Bank paid dividends to the Corporation totaling $4,022,000 during the year ended December 31, 2004. On November 24, 2004, the Company declared a special dividend of $1.50, payable on January 3, 2005, to stockholders of record as of the close of business on December 17, 2004. Also on November 24, 2004, the Company declared the regular quarterly dividend in the amount of $0.07, payable January 14, 2005, to stockholders of record as of the close of business on December 31, 2004. These two declarations resulted in a dividend payable of approximately $11,332,000 as of December 31, 2004.

Federal Reserve Board policies also place restrictions on the Corporation with respect to repurchases of its common stock. With prior notice to the FRB, the Corporation is allowed to repurchase its outstanding shares. Prior to the Corporation’s charter conversion, the Corporation was regulated by the OTS which also placed restrictions of the repurchase of its common stock. During 2001, the Corporation requested and received regulatory approval to acquire 710,480 shares of its outstanding common stock. As of December 31, 2005 and 2004, 435,219 shares had been repurchased at a cost of approximately $5,997,000. As of December 31, 2003, 303,176 shares had been repurchased at a cost of approximately $3,953,000.

(13)     Regulatory Capital Requirements:
The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 2005 and 2004, that the Bank met all capital adequacy requirements to which it is subject.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(13)    Regulatory Capital Requirements: (Continued)
As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and Bank’s actual capital amounts and ratios as of December 31, 2005 and 2004 are presented in the table.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands, Except Percentages)
As of December 31, 2005:
Total risk-based capital (to risk-weighted assets)
Bank	$57,304	10.7%	$42,803	8.0%	$53,504	10.0%
Company	$62,485	11.7%	$42,871	8.0%	$53,588	10.0%
Tier 1 risk-based capital (to risk-weighted assets)
Bank	$52,057	9.7%	$21,402	4.0%	$32,102	6.0%
Company	$57,238	10.7%	$21,435	4.0%	$32,153	6.0%
Tier 1 risk-based capital (to adjusted total assets)
Bank	$52,057	8.3%	$25,135	4.0%	$31,419	5.0%
Company	$57,238	9.0%	$25,368	4.0%	$31,710	5.0%

As of December 31, 2004:
Total risk-based capital (to risk-weighted assets)
Bank	$49,872	11.3%	$35,384	8.0%	$44,230	10.0%
Company	$56,909	12.7%	$35,728	8.0%	$44,660	10.0%
Tier 1 risk-based capital (to risk-weighted assets)
Bank	$45,005	10.2%	$17,692	4.0%	$26,538	6.0%
Company	$52,042	11.7%	$17,864	4.0%	$26,796	6.0%
Tier 1 risk-based capital (to adjusted total assets)
Bank	$45,005	8.2%	$21,953	4.0%	$27,441	5.0%
Company	$52,042	9.3%	$22,451	4.0%	$28,064	5.0%

(14)    Earnings Per Share:
Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of weighted average common shares for the basic and diluted earnings per share computations:

	Years Ended December 31,
	2005	2004	2003

Basic earnings per share:
Weighted average common shares	7,217,565	6,536,801	6,407,030

Diluted earnings per share:
Weighted average common shares	7,217,565	6,536,801	6,407,030
Diluted effect of stock options	111,179	242,383	254,810

Weighted average common and incremental shares	7,328,744	6,779,184	6,661,840

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(15)     Financial Instruments with Off-Balance-Sheet Risk and Derivative Instruments:
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

	December 31,
	2005	2004
	(Dollars in Thousands)

Commitments to extend credit	$70,888	53,187
Unused lines of credit	59,041	40,219
Standby letters of credit	9,876	8,261
Locked-rate mortgage loan commitments	2,374	6,096
Mortgage loans sold subject to repurchase provisions	14,785	10,201

Commitments to originate loans at December 31, 2005 were $70,888,000, composed of variable rate loans of approximately $62,742,000 and fixed rate loans of approximately $8,146,000. The fixed rate loans had interest rates ranging from 5.00% to 7.25%. Commitments to originate loans at December 31, 2004 were $53,187,000, composed of variable rate loans of approximately $41,549,000 and fixed rate loans of approximately $11,638,000. The fixed rate loans had interest rates ranging from 4.00% to 6.25%. Derivative instruments, consisting of locked-rate mortgage loan commitments to be sold at December 31, 2005 and 2004, were $2,374,000 and $6,096,000, composed of variable rate commitments of $260,000 at December 31, 2004 and fixed rate commitments of $2,374,000 and $5,836,000 at December 31, 2005 and 2004, respectively. The fixed rate commitments had interest rates ranging from 5.50% and 4.63% to 7.25% and 7.38% for 2005 and 2004, respectively. Fair value is based on investor commitments.

Commitments to extend credit and unused lines of credit are both agreements to lend to a customer as long as there is no violation of any condition established in the contract. These types of commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter-party. Collateral held varies but may include property, plant, and equipment, income-producing commercial properties, and real estate located in the Company’s market area.

Commitments to originate locked-rate loans to be sold are mortgage loan commitments which have not closed and for which funds have not been disbursed but have locked into an interest rate. These loans, once originated, are held for sale to a third-party investor.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. Such commitments have been made on terms which are competitive in the markets in which the Company operates; thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $9.9 million at December 31, 2005.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(16)         Fair Value of Financial Instruments:
Information about the fair value of the financial instruments in the consolidated balance sheets, which should be read in conjunction with Note 1 and certain other notes to the consolidated financial statements presented elsewhere herein, is set forth as follows:

	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$49,623	49,623	63,135	63,135
Investment securities available-for-sale	41,008	41,008	42,183	42,183
Loans held for sale	1,170	1,170	2,501	2,501
Loans receivable, net	505,834	501,832	430,526	428,892
Accrued interest receivable	2,725	2,725	1,985	1,985
Required investment in stock of the Federal Home Loan Bank and Federal Reserve Bank	3,354	3,354	3,125	3,125
Bank owned life insurance	12,139	12,139	11,604	11,604
Financial liabilities:
Deposits with no stated maturity	361,448	361,448	336,928	336,928
Certificates of deposit	211,372	213,687	169,606	171,175
Advances from the FHLB	2,780	2,496	2,835	2,720
Off-balance sheet assets (liabilities):
Unused lines of credit	-	-	-	-
Standby letters of credit	-	-	-	-
Commitments to extend credit	-	-	-	-

(17)         Commitments and Contingencies:
In the normal course of the Company’s business, there are outstanding various commitments and contingent liabilities that have not been reflected in the consolidated financial statements. The Company may also incur liabilities upon the occurrence of certain events, such as a change of control. In the opinion of management, the financial position of the Company could be materially affected as a result of such contingent liabilities relating to a change of control.

The Company had operating lease agreements for two branch offices and certain equipment. The lease agreements for the two branch offices were terminated in 2004. Rental and equipment lease expense under these leases aggregated approximately $318,000, $436,000 and $338,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The aggregate annual minimum equipment rental commitments under the terms of these noncancelable leases at December 31, 2005 are as follows:

Years Ended December 31,	(Dollars in Thousands)
2006	$ 113
2007	42
2008	15
$ 170

The Company has obligations to purchase services for data processing from a third-party that is enforceable and legally binding and all significant terms are specified. The estimated obligation to purchase such services for data processing from a third-party is approximately $803,000 through February 2010. The Company also has an obligation to purchase processing hardware and software in the amount of $1.0 million during 2006.

The Company has accrued $50,000 in fees to secure an opinion from Hovde Financial LLC (Hovde) in the event the pending merger with Pinnacle does not close. However, if the merger is approved and closed, the Company is liable to Hovde for $1.6 million in fees for assistance in the closing. This $1.6 million has not been accrued by the Company as of December 31, 2005.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(17)	Commitments and Contingencies: (Continued)
In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, after consultation with legal counsel, the financial position of the Company will not be affected materially by the outcome of such legal proceedings.

The Company’s profitability depends to a large extent on its net interest income, which is the difference between interest income on loans and investments and interest expense on deposits and borrowings. Like most financial institutions, the Company’s interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. The Company’s interest earning assets consist primarily of loans and investments which adjust more slowly to changes in interest rates than its interest-bearing deposits. Accordingly, the Company’s earnings would be adversely affected during periods of rising interest rates.

The Corporation and the Bank have entered into Employment Agreements with four of the Bank’s executive officers, which provide certain benefits in the event of their termination following a change in control of the Corporation or the Bank. The Employment Agreements provide for an initial term of three years. On each anniversary of the commencement date of the Employment Agreements, the term of each agreement may be extended for an additional year at the discretion of the Board. In the event of a change in control of the Corporation or the Bank, as defined in the agreement, each executive officer will be entitled to a package of cash and/or benefits with a maximum value equal to 1.00 to 2.99 times their average annual compensation during the five-year period preceding the change in control. In connection with payments made to certain executives during the fourth quarter of 2005, these executives entered into amended employment agreements that eliminate any future payments to them under their existing supplemental executive retirement agreements and eliminate certain future payments under their non-competition agreements. If the merger with Pinnacle is consummated, the Company expects to record an additional expense of approximately $3.9 million.

The Corporation and the Bank have also entered into Severance Agreements with six of the Bank’s senior officers, none of whom are covered by an Employment Agreement. Each agreement has an initial term of two years. On each anniversary of the commencement date of the Severance Agreements, the term of each agreement may be extended for an additional year at the discretion of the Board. In the event of a change in control of the Corporation or the Bank, as defined in the agreement, each senior officer will be entitled to a package of cash and/or benefits with a maximum value equal to 2.99 times their average annual compensation during the five-year period preceding the change in control. In connection with payments made to certain senior officers, these officers have amended their severance agreements to reduce future amounts payable to them upon consummation of the anticipated merger with Pinnacle. Additionally, these senior officers have extended their non-competition periods under the terms of their existing non-competition agreements with the Corporation. If the merger with Pinnacle is consummated, the Company expects to record an additional expense of approximately $1.1 million.

The Corporation and the Bank have entered into a Key Employee Severance Compensation Plan to provide benefits to eligible key employees in the event of a change in control of the Corporation or the Bank. In general all officers except those who have entered into separate Employment or Severance Agreements with the Bank will be eligible to participate in the Severance Plan. In the event of a change in control of the Corporation or the Bank, eligible key employees who are terminated or who terminate employment within 12 months of the effective date of a change in control will be entitled to a payment based on years of service with the Bank, not to exceed an amount equal to three months of their then current compensation.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(18)         Condensed Parent Company Only Financial Statements:
The following table presents the condensed balance sheets of the Corporation at December 31, 2005 and 2004, and the condensed statements of income and cash flows for the years ended December 31, 2005, 2004 and 2003:

Condensed Balance Sheets:
	2005	2004
Assets:	(Dollars in Thousands)

Cash and cash equivalents	$3,170	16,787
Investment in Bank	21,549	14,983
Other assets	2,012	1,582
Total assets	$26,731	33,352

Liabilities and Shareholders’ Equity:
Other liabilities	$-	11,332
Shareholders’ equity	26,731	22,020
Total liabilities and shareholders’ equity	$26,731	33,352

Condensed Statements of Income:
	2005	2004	2003
	(Dollars in Thousands)
Investment income:
Interest income	$140	294	362
Dividend from Bank	-	4,022	-
	140	4,316	362
Interest expense	-	-	-
Net interest income	140	4,316	362
Non-interest expense	334	342	331

Income (loss) before income taxes and equity in undistributed earnings of the Bank	(194)	3,974	31
Income tax expense (benefit)	(503)	(23)	12

Income before equity in undistributed earnings of Bank	309	3,997	19
Equity in undistributed earnings (distribution in excess of earnings) of Bank	7,024	(3,568)	4,475
Net income	$7,333	429	4,494

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(18)        Condensed Parent Company Only Financial Statements: (Continued)
Condensed Statements of Cash Flows:
	2005	2004	2003
	(Dollars in Thousands)
Cash flows from operating activities:
Net income	$7,333	429	4,494
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of Bank	(7,024)	-	(4,475)
Distributions in excess of earnings of Bank	-	3,568	-
Loss on sale of investment securities, net	-	21	-
Net amortization of investment securities premiums and discounts	-	34	-
Tax benefit realized on exercise of non-qualified stock options	-	1,523	107
Net change in other assets and liabilities	(429)	(1,530)	(87)

Net cash provided by (used in) operating activities	(120)	4,045	39

Cash flows from investing activities:
Purchases of investment securities available-for-sale	-	(3,688)	-
Proceeds from sales of investment securities available-for-sale	-	3,253	-
Proceeds from maturities of investment securities available-for-sale	-	380	-
Investment in Bank	-	(87)	(97)
Collection on notes receivable from Bank	-	2,820	711

Net cash provided by investing activities	-	2,678	614

Cash flows from financing activities:
Retirement of common stock	-	(2,044)	(461)
Dividends paid	(13,497)	(1,542)	(1,333)
Proceeds from exercise of stock options	-	5,305	325

Net cash provided by (used in) financing activities	(13,497)	1,719	(1,469)

Net increase (decrease) in cash and cash equivalents	(13,617)	8,442	(816)
Cash and cash equivalents at beginning of year	16,787	8,345	9,161
Cash and cash equivalents at end of year	$3,170	16,787	8,345

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(19)         Quarterly Results of Operations: (Unaudited)
Summarized unaudited quarterly operating results for the years ended December 31, 2005 and 2004 are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
December 31, 2005:	(Dollars in Thousands, Except Per Share Amounts)

Interest income	$7,171	7,640	8,604	9,490
Interest expense	1,842	2,129	2,487	2,828
Net interest income	5,329	5,511	6,117	6,662
Provision for loan losses	61	50	101	516
Net interest income after provision for loan losses	5,268	5,461	6,016	6,146
Non-interest income	2,971	3,067	3,119	3,175
Non-interest expense	5,306	5,534	5,529	7,798
Income before income taxes	2,933	2,994	3,606	1,523
Income taxes	685	1,139	1,461	438
Net income	$2,248	1,855	2,145	1,085
Basic earnings per share (Note 14)	$0.31	0.26	0.30	0.15
Diluted earnings per share (Note 14)	$0.31	0.25	0.29	0.15
Weighted average shares outstanding - basic (Note 14)	7,217,565	7,217,565	7,217,565	7,217,565
Weighted average shares outstanding - diluted (Note 14)	7,326,051	7,328,557	7,328,799	7,331,259

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
December 31, 2004:	(Dollars in Thousands, Except Per Share Amounts)

Interest income	$5,711	5,960	6,482	6,915
Interest expense	1,293	1,269	1,391	1,602
Net interest income	4,418	4,691	5,091	5,313
Provision for loan losses	101	75	176	523
Net interest income after provision for loan losses	4,317	4,616	4,915	4,790
Non-interest income	3,185	3,251	3,519	2,943
Non-interest expense	5,759	5,946	5,961	10,907
Income (loss) before income taxes	1,743	1,921	2,473	(3,174)
Income taxes	727	754	994	59
Net income (loss)	$1,016	1,167	1,479	(3,233)
Basic earnings (loss) per share (Note 14)	$0.16	0.18	0.23	(0.48)
Diluted earnings (loss) per share (Note 14)	$0.15	0.17	0.22	(0.48)
Weighted average shares outstanding - basic (Note 14)	6,486,988	6,463,543	6,441,148	6,754,189
Weighted average shares outstanding - diluted (Note 14)	6,732,839	6,691,848	6,675,920	6,754,189

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(20)         Comprehensive Income:
SFAS No. 130, Reporting Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in shareholders’ equity. The following table sets forth the amounts of other comprehensive income (loss) included in shareholders’ equity along with the related tax effect for the years ended December 31, 2005, 2004 and 2003:

	Pre-Tax Amount	(Expense) Benefit	Net of Tax Amount
	(Dollars in Thousands)
December 31, 2005:
Unrealized holding losses for the period	$(757)	299	(458)
Less reclassification adjustment for gains or losses included in net income	-	-	-
Other comprehensive loss	$(757)	299	(458)

December 31, 2004:
Unrealized holding losses for the period	$(203)	78	(125)
Less reclassification adjustment for losses included in net income	(23)	9	(14)
Other comprehensive loss	$(180)	69	(111)

December 31, 2003:
Unrealized holding losses for the period	$(200)	77	(123)
Less reclassification adjustment for gains included in net income	11	(4)	7
Other comprehensive loss	$(211)	81	(130)

(21)         Business Segments:
The Company’s segments are identified by the products and services offered, principally distinguished as banking, trust, insurance and mortgage banking operations. One unrelated entity purchased approximately 43% and 50% of mortgage loans sold in 2005 and 2004, respectively.

Segment information is derived from the internal reporting system utilized by management with accounting policies and procedures consistent with those described in Note 1. Segment performance is evaluated by the Company based on profit or loss before income taxes. Revenue, expense and asset levels reflect those which can be specifically identified and those assigned based on internally developed allocation methods. These methods have been consistently applied.

CAVALRY BANCORP, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

(21)  Business Segments: (Continued)

2005	Banking	Mortgage Banking	Trust	Insurance	Eliminations	Consolidated
	(Dollars in Thousands)

Interest revenue	$32,875	-	-	31	(1)	32,905
Other income - external customers	7,530	219	1,124	2,317	(101)	11,089
Interest expense	9,287	-	-	-	(1)	9,286
Depreciation and amortization	1,938	91	62	23	-	2,114
Other significant items:
Provision for loan losses	728	-	-	-	-	728
Gain on sale of assets	-	1,243	-	-	-	1,243
Segment profit	10,706	48	259	421	(378)	11,056
Segment assets	634,989	1,195	312	3,721	(1,893)	638,324

2004	Banking	Mortgage Banking	Trust	Insurance	Eliminations	Consolidated
	(Dollars in Thousands)

Interest revenue	$25,068	-	-	2	(2)	25,068
Other income - external customers	6,886	186	1,097	2,055	(99)	10,125
Interest expense	5,557	-	-	-	(2)	5,555
Depreciation and amortization	1,459	154	67	31	-	1,711
Other significant items:
Provision for loan losses	875	-	-	-	-	875
Gain on sale of assets	(22)	2,773	-	-	-	2,751
Segment profit (loss)	2,928	(218)	189	249	(185)	2,963
Segment assets	575,618	2,529	335	3,092	(2,904)	578,670

2003	Banking	Mortgage Banking	Trust	Insurance	Eliminations	Consolidated
	(Dollars in Thousands)

Interest revenue	$21,936	-	-	2	(2)	21,936
Other income-external customers	5,950	212	988	2,153	(176)	9,127
Interest expense	5,618	-	-	-	(2)	5,616
Depreciation and amortization	1,289	357	65	61	-	1,772
Other significant items:
Provisions for loan losses	101	-	-	-	-	101
Gain on sale of assets	11	5,473	-	-	-	5,484
Segment profit (loss)	7,136	(5)	228	228	(128)	7,459
Segment assets	511,080	2,896	332	2,801	(1,937)	515,172

(22)         Subsequent Event
Effective March 15, 2006, the holding companies of Cavalry Bancorp, Inc. and Pinnacle Financial Partners, Inc. merged and a Form 15 “Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934” was filed with the Securities and Exchange Commission. Also, effective March 15, 2006, Cavalry Bancorp, Inc. filed “Articles of Merger” with the Secretary of State of the State of Tennessee.